                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            LITTLE SWITZERLAND, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                             ASPEN INVESTMENTS INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                           MACKENZIE PARTNERS, INC.
                               156 FIFTH AVENUE
                              NEW YORK, NY 10010
                                 212 929-5500
                               FAX 212 929-0308



CONTACT:
--------

Stanley J. Kay, Jr.
MacKenzie Partners, Inc.
(212) 929-5940

FOR IMMEDIATE RELEASE:
----------------------

      NEGOTIATIONS WITH LITTLE SWITZERLAND OVER $8.10 MERGER AT IMPASSE;
              STOCKHOLDERS MUST NOW DECIDE WHICH SLATE TO ELECT.


        Destination Retail CEO Says Advisory Service "Missed the Boat"
                    with its Proxy Contest Recommendation


FREEPORT, BAHAMAS, February 2, 1998 -- Little Switzerland, Inc.'s (NASDAQ:
LSVI) suitor, Destination Retail Holdings Corporation, announced today that the continuing impasse in its negotiations with the Company's Board over its $8.10 cash merger is both unfortunate and a frustration for Little Switzerland's stockholders.

With just days to go before the Little Switzerland's February 5 annual meeting, stockholders must now decide whether to support Destination Retail's two independent nominees, who are committed to consummating a transaction for at least $8.10 in cash per share with Destination Retail or another bidder.

As previously announced, Destination Retail submitted a fully-financed, all-cash bid of $8.10 per share earlier this month in connection with Little Switzerland's auction process. The bid was rejected by the Company's Board and subsequent negotiations to complete and sign a merger agreement between the two parties remain at an impasse.

Destination Retail also commented on the report from proxy advisor Institutional Shareholder Services which recommended against Destination Retail's candidates.

Stephen G.E. Crane, President and Chief Executive Officer of Destination Retail, said "We feel, unfortuantely, ISS missed the boat in its recommendation, giving little weight to the fact that after nine months of being 'in play' and having its investment banker conduct a 'worldwide auction', the Company failed to produce any other fully-financed, all-cash bid.

We have spoken to major stockholders frequently throughout the last few weeks and it's abundantly clear that their sentiments strongly endorse a sale of the Company for $8.10 at this time. Furthermore, it's up to the stockholders, not ISS, to decide whether our $8.10 price is fair."

                                   - more -

Destination Retail Holdings
February 2, 1998
Page Two

Mr. Crane continued, "Stockholders who have lived with this lackluster investment should have no confidence in Ball Carey and his management team. Little Switzerland's growth strategy over the past five years has failed to keep pace with the market and we do not believe it has the capacity or management team to grow in the future under the current administration. It's ironic that ISS's report, while questioning Carey's unwillingness to divulge any details about this purported five-year strategic plan, nevertheless seems to support Carey's re-election based on this mythical alternative to our fully-financed $8.10 bid. Its seems noteworthy that not one stockholder to whom we have spoken has made any mention about his so-called plan."

Mr. Crane concluded, "Little Switzerland's Board needs independent directors now more than ever in light of Director Francis X. Correra's untimely death earlier this month. (ISS's report characterizes him as an affiliated outside director). We believe our two candidates -- Charles "Red" Scott and Ralph Hellmold -- are outstanding candidates. They are both completely independent of Destination Retail and Little Switzerland's current Board, and have long, distinguished records as senior executives and directors of major public companies. Both are fully committed to a value maximizing transaction, whether its our $8.10 all cash offer or any higher bid from another party."


                                    # # #